Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
United PanAm Financial Corp. and Subsidiaries:

We consent to the incorporation by reference and inclusion in the Registration Statements on Form S-8 of United PanAm Financial Corp. of our reports dated March 1, 2007, relating to the consolidated statements of financial condition of United PanAm Financial Corp. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006; management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of United PanAm Financial Corp.

/s/    GROBSTEIN, HORWATH & COMPANY LLP

Costa Mesa, California
December 18, 2007